UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2017

Patriot National, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida

(Address of Principal Executive Offices)

(954) 670-2900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2017, James O’Brien resigned from the Board of Directors of the Company, effective immediately. As previously disclosed, on February 27, 2017 Patriot National, Inc. (the “Company”), Guarantee Insurance Group, Inc. (“GIG”), and Steven Mariano, the Chairman, Chief Executive Officer and majority owner of the Company and GIG, entered into an agreement (the “Agreement”). Mr. O’Brien stated that his resignation was due to disagreements regarding non-compliance with the terms of the Agreement.

Prior to his resignation, Mr. O’Brien was a member of the Audit Committee, Nominating & Governance Committee, and Special Committee.

As a result of Mr. O’Brien’s resignation, the Board revised the composition of the committees as follows: Messrs. Csiszar (Chairman), Bidic and Hibler are on the Audit Committee; Messrs. Coleman (Chairman) and Bidic are on the Nominating & Governance Committee; and Messrs. Hibler (Chairman), Csiszar, and Coleman are on the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

By:	/s/ Gex F. Richardson
Name:	Gex F. Richardson
Title:	EVP of Administration and Special Counsel

Date: May 9, 2017